EXHIBIT 11

                      BOISE CASCADE OFFICE PRODUCTS CORPORATION
                           COMPUTATION OF PER SHARE EARNINGS



                                 For the Three Months Ended March 31
                                            1998         1997
                             (in thousands, except share information)
BASIC EARNINGS PER SHARE
Net income                              $   17,589   $   14,909

Shares of Common Stock:
   Weighted average shares outstanding  65,618,760   62,844,398
   Effect of contingent shares              28,180      458,094
                                        65,646,940   63,302,492

Basic earnings per share (1)            $      .27   $      .24


DILUTED EARNINGS PER SHARE
Net income                              $   17,589   $   14,909

Shares of Common Stock:
   Weighted average shares outstanding  65,618,760   62,844,398
   Effect of contingent shares              28,180      458,094
   Effect of options                        92,535      142,427

                                        65,739,475   63,444,919

Diluted earnings per share (1)          $      .27   $      .23


(1)  In 1997, we adopted Statement of Financial Accounting
     Standards No. 128 (SFAS 128), "Earnings Per Share." Earnings per share for 1997 have been restated to reflect SFAS 128. The impact of the adoption was to reduce diluted earnings per share by $.01.